Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

FIRST INTERSTATE BANCSYSTEM, INC.
_________________________
Pursuant to Section 102 of the
General Corporation Law of the State of Delaware
_________________________

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), do execute this Certificate of Incorporation and do hereby certify as follows:
FIRST: The name of this corporation is First Interstate BancSystem, Inc. (the “Corporation”).
SECOND: The address of the Corporation’s registered office in the state of Delaware is 251 Little Falls Drive, in the City of Wilmington, County New Castle, Delaware 19808-1674. The name of its registered agent at such address is Corporation Service Company. The location of the Corporation’s registered office in the state of Delaware and the Corporation’s registered agent may be changed by resolution of the Corporation’s board of directors (the “Board”). Upon the adoption of such a resolution, a certificate certifying the change shall be executed, acknowledged, and filed in accordance with Section 103 of the DGCL.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
FOURTH: The Corporation is authorized to issue an aggregate of 150,100,000 shares of capital stock, 150,000,000 shares of which shall be common stock, $0.00001 par value per share (the “Common Stock”), and 100,000 shares of which shall be preferred stock, $0.00001 par value per share (“Preferred Stock”).
(a)Common Stock. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock registered in such holder’s name on the books of the Corporation on all matters submitted to a vote of stockholders (including the election of directors), except as the right to exercise such vote may be limited by the provisions of this Certificate of Incorporation or of any series of Preferred Stock established hereunder. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends (whether payable in cash or otherwise) as may be declared from time to time by the Board out of assets or funds legally available therefor, on a per share basis according to their respective shares. In the event of the liquidation, dissolution, or winding up, whether voluntary or involuntary, of the Corporation, the assets and funds of the Corporation available for distribution to stockholders, and remaining after the payment to holders of Preferred Stock of the amounts (if any) to which such holders may be entitled, shall be divided and paid to the holders of the Common Stock, on a per share basis according to their respective shares.
(b)Change in Control Transaction
(i)The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.
(ii)Notwithstanding the foregoing election not to be governed by Section 203 of the DGCL, the Corporation shall not (1) issue, in a transaction or series of related transactions, voting securities representing more than two percent (2%) of the total voting power of the Corporation before such issuance, to any person or persons acting as a group (a “Group”) as contemplated in Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended (or any successor provision), such that, following such transaction or related transactions, such person or Group would hold more than fifty percent (50%) of the total voting power of the Corporation, after giving effect to such issuance, or (2) consummate a Change in Control Transaction without first obtaining the affirmative vote, at a duly called annual or special meeting of the stockholders of the Corporation, of the holders of the greater of: (A) a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote thereon, voting together as a single class, and (B) sixty-six and two-thirds percent (66.67%) of the voting power of the shares of capital stock present in person or represented by proxy at the stockholder meeting called to consider the Change in Control Transaction and entitled to vote thereon, voting together as a single class.
(iii)For the purposes of this section, a “Change in Control Transaction” means the occurrence of any of the following events, whether in a single transaction or a series of related transactions:

(1)the sale, encumbrance or disposition (other than non-exclusive licenses in the ordinary course of business and the grant of security interests in the ordinary course of business) by the Corporation of (A) all or substantially all of the Corporation’s assets or (B) any direct or indirect subsidiary (I) that constitutes fifty percent (50%) or more of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, based on fair market value, or (II) whose revenues constitute fifty percent (50%) or more of the consolidated revenues of the Corporation and its subsidiaries, taken as a whole; or
(2)the merger, consolidation, combination, share exchange or other transaction involving the Corporation in which shares of Common Stock are exchanged for, converted into or otherwise changed into other stock or securities or the right to receive cash or any other property.
(c)Preferred Stock. Shares of Preferred Stock may be issued in one or more series from time to time by the Board, and the Board is expressly authorized to fix by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the DGCL (a “Preferred Stock Designation”) setting forth such resolution, to establish by resolution from time to time the number of shares to be included in each such series, and to fix by resolution powers, designations, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock). The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:
(i)the distinctive serial designation of such series, which shall distinguish it from other series;
(ii)the number of shares included in such series;
(iii)the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;
(iv)whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;
(v)the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;
(vi)the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;
(vii)the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to any such obligation;
(viii)whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and
(ix)whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.
The Board is expressly authorized to vary the provisions relating to the foregoing matters between the various series of Preferred Stock, but, unless otherwise specified in a Preferred Stock Designation, in all other respects the shares of each series shall be of equal rank with each other regardless of series. Notwithstanding the fixing of the number of shares constituting a particular series upon the issuance thereof, unless otherwise specified in the Preferred Stock Designation and subject to the rights of the holders of any series of Preferred Stock, the Board may at any time thereafter authorize the issuance of additional shares of the same series (but not above the total number of authorized shares of the class) or may reduce (but not below the number of shares thereof then outstanding) the number of shares constituting such series.

FIFTH: The Corporation is to have perpetual existence.
SIXTH: The name and mailing address of the incorporator is Kirk D. Jensen, 401 North 31st Street, Billings, Montana 59116-0918.
SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws, as amended from time to time (the “Bylaws”), of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
(a)In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of a majority of the Board then in office shall be required in order for the Board to adopt, alter, amend or repeal the Corporation’s Bylaws. The Corporation’s Bylaws may also be adopted, altered, amended or repealed by the stockholders of the Corporation. Any Bylaws of the Corporation hereafter legally adopted, altered, amended or repealed shall not invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaws of the Corporation had not been adopted, amended, altered or repealed.
(b)Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
(c)The number of directors that constitute the whole Board shall be fixed exclusively in the manner designated in the Bylaws of the Corporation.
(d)Directors shall be elected by a majority of the voting power of the shares of capital stock present in person or represented by proxy at an annual meeting of shareholders and entitled to vote on the election of directors. There shall be no cumulative voting for directors of the Corporation.
EIGHTH: Subject to the rights of the holders of Preferred Stock, if any, to elect directors under specified circumstances, the Board shall be and is divided into three classes, as nearly equal in number of directors as practicable, designated: Class I; Class II; and Class III. The Board is authorized to assign to such classes directors already in office at the time this Certificate of Incorporation becomes effective (the “Effective Date”); provided that notwithstanding anything to the contrary any directors already in office at the Effective Date and who were elected, or whose appointment was ratified, at any annual or special meeting of shareholders for a term of office to expire at (i) the first annual meeting of shareholders following the Effective Date, shall be assigned to Class III, (ii) the second annual meeting of shareholders following the Effective Date, shall be assigned to Class I, and (iii) the third annual meeting of shareholders following the Effective Date, shall be assigned to Class II. Except as otherwise provided in this Article EIGHTH, the term of office of the directors initially assigned to Class III at the Effective Date will expire at the first annual meeting of shareholders following the Effective Date; the term of office of the directors initially assigned to Class I at the Effective Date will expire at the second annual meeting of shareholders following the Effective Date; the term of office of the directors initially assigned to Class II at the Effective Date will expire at the third annual meeting of shareholders following the Effective Date. At each annual meeting of shareholders beginning with the first annual meeting of shareholders following the Effective Date, the successors of the directors whose terms expire at that meeting shall be elected for a term of three years. The directors of each class will hold office until the expiration of the term of such class and until their respective successors shall have been elected and qualified, or until such their earlier death, resignation or removal. Notwithstanding anything to the contrary, the Board is authorized to take appropriate steps, by designation of short terms or otherwise, to return the rotation of election of directors to staggered terms as contemplated by, and established and fixed in accordance with, this Article EIGHTH and the Bylaws of the Corporation; provided that in all cases the Board shall comply with Section 6.12(b) of the Agreement and Plan of Merger between Great Western Bancorp, Inc. and the Corporation, dated as of September 15, 2021 (as the same may be amended, supplemented or modified from time to time).
(a)Except as otherwise provided for or fixed by or pursuant to the provisions of Article FOURTH hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board resulting from death, resignation, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director, and not by the stockholders. Any director elected or appointed in accordance with the preceding sentence shall hold office until the next election of the class for which such director shall have been chosen, and until such director’s successor shall be duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
(b)Notwithstanding any classification of the Corporation’s Board, any director or the entire Board may be removed at any time, with or without cause, by the holders of a majority of the shares of capital stock of the Corporation then entitled to vote at an election of directors.

NINTH: To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, neither a director nor an officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is hereafter amended to eliminate or limit further the liability of a director or officer, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director and officer shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any amendment, modification or repeal of this Article NINTH shall be prospective only and shall not adversely affect any right or protection of a director or officer of the Corporation that exists at the time of such amendment, modification or repeal.
TENTH: The Corporation shall, to the fullest extent permitted by applicable law, indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, an officer, an employee or an agent of the Corporation or is or was serving at the request of the Corporation as a director, an officer, an employee or an agent of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, except as otherwise provided in the Bylaws. No amendment or repeal of this Article TENTH shall adversely affect any right or protection existing hereunder or pursuant hereto immediately prior to such amendment or repeal.
ELEVENTH: Meetings of stockholders may be held within or outside the state of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be maintained (subject to any provision of applicable law) outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.
(a)Unless otherwise required by law, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only by (i) the Board of the Corporation, (ii) the Chairman of the Board of the Corporation, (iii) the Chief Executive Officer (in the absence of a Chief Executive Officer, the President) of the Corporation, or (iv) a holder, or group of holders, of Common Stock holding more than ten percent (10%) of the outstanding shares of capital stock of the Corporation then entitled to vote.
(b)Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
TWELFTH: The Corporation reserves the right to amend or repeal any provision contained in Certificate of Incorporation in the manner prescribed by the laws of the state of Delaware, and all rights conferred upon stockholders are granted subject to this reservation.

IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this 25th day of May, 2023.

/s/ Kirk D. Jensen
Kirk D. Jensen
Incorporator